Exhibit 107

Calculation of Filing Fee Tables

Form S-1

Synergy CHC Corp.

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, par value $0.00001 per share(1)(2)	457(a)	1,150,000	$11.00	$12,650,000	(3)	0.00015310	$1,936.72
	Other	Representative’s Warrants(4)	Other	—	—	—		—	—
	Equity	Common Stock issuable upon the exercise of the Representative’s Warrants(5)	457(a)	103,500	$14.30	$1,480,050		0.00015310	$226.60
Fees Previously Paid	Equity	Common Stock, par value $0.00001 per share(1)(2)	457(a)	2,300,000	$11.00	$25,300,000	(3)	0.00014760	$3,734.28
	Other	Representative’s Warrants(4)	Other	—	—	—		—	—
	Equity	Common Stock issuable upon the exercise of the Representative’s Warrants(5)	457(a)	103,500	$14.30	$2,960,100		0.00014760	$436.91
	Total Offering Amounts					$14,130,050		—	$2,163.32
	Total Fees Previously Paid					—		—	$4,171.19
	Total Fee Offsets					—		—	—
	Net Fee Due					—		—	—

(1)	Includes up to an additional 15% of the aggregate offering price to cover a 30-day option granted to the underwriters to purchase additional shares of our common stock to cover over-allotments, if any.
(2)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), the shares of common stock registered hereby also includes an indeterminable number of additional securities that may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended.
(4)	No fee required pursuant to Rule 457(g).
(5)	We have agreed to issue to the representative of the underwriters (the “Representative”), upon the closing of this offering, warrants to purchase up to an aggregate number of shares of our common stock (the “Representative’s Warrants”) in an aggregate equal to nine percent (9%) of the aggregate number of shares of common stock to be issued and sold in this offering. The Representative’s Warrants are exercisable at a per share price equal to 130% of the public offering price per share of the shares of common stock sold in this offering.